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To: all-worldwide@yahoo-inc.com
From: jerry
Subject: over the weekend — joint microsoft/carl icahn proposal yahoos,
on friday evening, our board received a search and restructuring proposal from microsoft and carl icahn.
in essence, this proposal would hand over to microsoft yahoo!’s search business and the rest of the business to carl icahn. our board rejected this for a number of reasons, that boil down to a determination that this deal would be disadvantageous to yahoo! stockholders. with our annual meeting quickly approaching on august 1, i want to give you an idea of what to expect over the coming days and weeks.
proposals and attacks by microsoft and carl icahn leading up to our meeting are likely to get even more contentious.
i know this could is distracting at the very least. but i know that we can count on all of you to continue to focus on what we do best — transforming the experiences of our users, advertisers, publishers and developers. i also realize that you, and our customers and partners, may have additional questions. to address these, below is a brief faq that should help.
please be assured that the board, the management team, and i are all focused on doing what’s best for the business and our stockholders. we are prepared to let our stockholders, not microsoft and carl icahn, decide what is in their best interests. and we look forward to the upcoming vote at our stockholder meeting.
thank you for your hard work and commitment to yahoo!.
jerry
**********************
Questions and Answers for Employees
Is Yahoo!’s management now considering selling off search and splitting up the company?
•	Microsoft and Carl Icahn made a joint proposal for restructuring Yahoo! which included the acquisition of Yahoo!’s search business by Microsoft.

•	Yahoo!’s Board rejected the proposal, concluding that delivering our search business to Microsoft on terms that would be disadvantageous to Yahoo! stockholders does not make sense.

•	We remain committed to being a principal in algorithmic and paid search and believe that financial benefits from our announced agreement with Google will allow Yahoo! to advance its ability to compete in the convergence of display and search advertising by allowing us to accelerate investment in sponsored search, display and web search businesses in parallel.
Does Yahoo! believe that being a principal in both search and display is the best way to maximize stockholder value?
•	We believe that the convergence of search and display is the next major development in the evolution of the rapidly changing online advertising industry.

•	Our strategies — including our recently announced agreement with Google — are specifically designed to capitalize on this convergence.

What exactly did Microsoft and Carl Icahn propose to Yahoo!?
•	Microsoft and Carl Icahn jointly proposed a complex restructuring of Yahoo! that would include the acquisition of Yahoo!’s search business by Microsoft.

•	The Microsoft/Icahn proposal would require the immediate replacement of the current Board and removal of the top management team at Yahoo!. The Yahoo! Board believes these moves would destabilize Yahoo! during the up to the one year it would take to gain regulatory approval for this deal.

•	Yahoo!’s Board of Directors determined that accepting the proposal is not in the best interests of its stockholders.
As an employee, what can I do to support Yahoo! during this time?
•	We ask that you continue to focus on what we do best — transforming the experiences of our users, advertisers, publishers and developers, all while enhancing our leadership position in the online marketplace.
Additional Customer / Partner Questions and Answers
With all the commotion surrounding the Microsoft/Icahn proposal, as a customer/partner — should I be concerned that Yahoo! is taking its eye off the ball?
•	Yahoo! is very focused on continuing to provide its customers and partners with the high-quality level of service and attention that they have come to expect from all Yahoo! employees, including management.

•	While this public volley can be challenging for everyone, it does nothing to change Yahoo!’s fundamental commitment to maintaining the highest standards of service.
Is Yahoo!’s management now considering selling off search and splitting up the company?
•	Yahoo!’s Board rejected the joint Microsoft/Icahn restructuring proposal that would have included the acquisition of its search business by Microsoft.

•	Yahoo! remains committed to being a principal in algorithmic and paid search and believes that the financial benefits of our announced agreement with Google will allow Yahoo! to advance its ability to compete in the convergence of display and search advertising by allowing us to accelerate investment in sponsored search, display and web search businesses in parallel.
What exactly did Microsoft and Carl Icahn propose to Yahoo!?
•	Microsoft and Carl Icahn jointly proposed a complex restructuring of Yahoo! that would include the acquisition of Yahoo!’s search business by Microsoft.

•	The Microsoft/Icahn proposal would require the immediate replacement of the current Board and removal of the top management team at Yahoo!. The Yahoo! Board believes these moves would destabilize Yahoo! during the up to the one year it would take to gain regulatory approval for this deal.

•	Yahoo!’s Board of Directors determined that accepting the proposal is not in the best interests of its stockholders.